QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.3

SHARPS COMPLIANCE CORP.
1993 STOCK PLAN
(As Amended Through 4/23/01)

        1.    Purpose.    This 1993 Stock Plan (the "Plan") is intended to provide incentives (a) to key employees of Sharps Compliance Corp., a Delaware corporation (the "Company"), its parent (if any) and any present or future subsidiaries of the Company (collectively, "Related Corporations") by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" under Section 422A(b) of the Internal Revenue Code of 1986, as amended (the "Code") ("ISO" or "ISOs"); (b) to officers, key employees, consultants and affiliates of the Company or any Related Corporation, or any other person or entity, by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"); (c) to officers, key employees, consultants and affiliates of the Company or any Related Corporation, or any other person or entity, by providing them with awards of stock in the Company ("Awards"); (d) to officers, key employees, consultants and affiliates of the Company or any Related Corporation, or any other person or entity, by providing them with Stock Appreciation Rights ("SAR" or "SARs") in tandem with, or independently of, options granted hereunder; (e) to officers, key employees, consultants and affiliates of the Company or any Related Corporation, or any other person or entity, by providing them with performance awards in the form of units ("Units") representing phantom shares of stock ("Phantom Stock"), each Unit representing one share; (f) to officers, key employees, consultants and affiliates of the Company or any Related Corporation, or any other person or entity, by providing them with opportunities to make direct purchases of stock in the Company ("Purchases"); and (g) to non-employee directors by providing them with options upon joining the Company's Board of Directors ("Non-Employee Director Options"). The Plan is intended to advance the best interest of the Company by providing such persons, who have substantial responsibility for its management, success and growth, with additional incentive and by increasing their proprietary interest in the success of the Company—thereby encouraging them to remain in its employ or service. Anything in this Plan to the contrary notwithstanding, individuals who are administrators of a benefit plan of the Company shall not be eligible to receive benefits under the Plan if such eligibility would cause such individual not to be a "disinterested person" for purposes of Rule 16b-3, or any successor or amended rule ("Rule 16b-3") promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"), in circumstances where the Company must satisfy Subsection (c)(2), or any successor or amended subsection, of Rule 16b-3 in order for such other benefit plan to comply with Rule 16b-3. The Company is of the opinion that the Plan complies with the Employee Retirement Income Security Act of 1974 ("ERISA") as applicable.

        ISOs, Non-Qualified Options and Non-Employee Director Options are referred to hereafter individually as an "Option" and collectively as "Options." Options, Awards, SARs, Units and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights." Recipients of such Stock Rights are hereafter referred to individually as a "Grantee" and collectively as "Grantees." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 425 of the Code.

        2.    Administration of the Plan.    The Plan shall be administered by the Board of Directors of the Company (the "Board') or a committee to be appointed by the Board (such committee or the Board acting as such committee is herein referred to as the "Committee"); and all questions of interpretation and application of the Plan, or of Stock Rights granted, awarded or sold hereunder, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. The Committee shall consist of not fewer than two members of the Board. Meetings shall be held at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any questions brought before that meeting. In addition, the Committee may take any action otherwise proper under the Plan by the unanimous written consent of its members. To expand, and not to limit, the foregoing, and subject to terms of the Plan, the Committee shall have the authority to (i) determine the employees of the Company or any Related Corporation to whom ISOs may be granted and to determine individuals and other entities to whom Non Qualified Options, Awards, SARs, Phantom Stock Units and Purchases may be granted, awarded or sold; (ii) determine the time or times at which Options, Awards, SARs, Phantom Stock Units or Purchases may be granted, awarded or sold; (iii) determine the number of shares and the option price of shares subject to each Option (subject to the requirements of Section 4 with respect to ISOs); (iv) determine the number of shares, the vesting schedule and conditions and the requirements and restrictions with respect to each Award; (v) determine the number of shares and the exercise price of shares subject to each SAR; (vi) determine the number of shares and the vesting schedule and conditions of Phantom Stock Units; (vii) determine the number of shares and the purchase price of shares subject to each Purchase; (viii) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (ix) determine the time or times when each Option and SAR shall become exercisable and the duration of the exercise period (subject to Section 4 with respect to ISOs and Section 5 with respect to Non Qualified Options); and (x) determine whether restrictions and conditions, such as repurchase options, are to be imposed on shares subject to Stock Rights and the nature of such restrictions and conditions, if any. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his or her own part, including but not limited to the exercise of any power or discretion given to him or her under the Plan, except those resulting from his or her own gross negligence or willful misconduct. Once a Committee is appointed by the Board, none of the members of the Committee shall be, nor at any time within one (1) year prior to becoming a member of the Committee shall have been, granted or awarded Stock Rights pursuant to the Plan. With respect to persons subject to Section 16 of the 1934 Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Please contact Gary L. Shell at 9050 Kirby Drive, Houston, Texas, 77054, 713-432-0300 for any further information.

        3.    Stock.    The stock subject to the Stock Rights shall be authorized but unissued shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares of Common Stock that may be issued pursuant to the Plan is 1,000,000. The number of shares authorized for the grant of Stock Rights under the Plan shall be subject to adjustment as provided in Section 11. If any Option or any other Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole on in part, or if the Company shall reacquire any unvested shares issued pursuant to any Stock Right, the unpurchased shares subject to such Options or Stock Rights and any unvested shares so reacquired by the Company shall again be available for grants of Stock Rights under the Plan to the extent permitted by Rule 16b-3.

        4.    ISO Provisions.    The following provisions shall apply to ISOs granted pursuant to the Plan. Subsections B, C, D, E, H and I hereunder shall have force and effect to the extent necessary for Options issued as ISOs to qualify as ISOs pursuant to the Code and the regulations promulgated thereunder or to satisfy the requirements of Rule 16b-3.

          A.    Grant of ISO.    All ISOs shall be granted under the Plan within ten (10) years of the date of the Plan's adoption by the Board or the date the Plan receives the requisite stockholder approval, whichever is earlier.

          B.    Minimum Option Price for ISOs.

            (i)  The price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than 110 percent of the fair market value per share of Common Stock on the date of grant.

          (ii)  In no event shall the aggregate fair market value (determined at the time an ISO is granted) of Common Stock for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any Related Corporation) exceed $100,000.

          (iii)  The term "fair market value" on any day shall mean such amount last determined in good faith by the Board or, in absence of a determination by the Board, by the Committee; provided, however, that if the Common Stock is listed on an established U.S. stock exchange, fair market value shall be deemed to be the closing price of the Common Stock on the date of grant of such Stock Right as reported on any national securities exchange on which the Common Stock may be listed. If the Common Stock is not listed on a national securities exchange but is publicly traded on the Nasdaq Stock Market's National Market or on another automated quotation system, the fair market value shall be the closing price of the Common Stock on the date of grant, or if traded on the Nasdaq Small Cap or Nasdaq Over-The-Counter market, the fair market value shall be the mean between the closing bid and ask prices on any such system or market. If the Common Stock was not traded on the date of grant of such Stock Right, the nearest preceding date on which there was a trade shall be substituted. Notwithstanding the foregoing, however, fair market value shall be determined consistent with Code Section 422(b)(4) or any successor provisions. The Committee may permit the exercise price of the Stock Right to be payable by transfer to the Company of Common Stock owned by the Optionee with a fair market value at the time of the exercise equal to the exercise price of the Stock Right.

          C.    Duration of ISOs.    Subject to earlier termination as provided in Subsections F and G hereunder, each ISO shall expire on the date specified by the Committee, but not more than (i) ten (10) years from the date of grant in the case of ISOs generally and (ii) five (5) years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Related Corporation. Subject to the foregoing provisions and such earlier termination as provided in said Subsections F and G below, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to Subsection K below.

          D.    Eligible Employees.    ISOs may be granted to any key employee of the Company or any Related Corporation. Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan.

          E.    Acceleration of Exercise of ISOs.    The Committee shall not, without the consent of the Grantee, accelerate the exercise date of any installment of any ISO granted to any employee (and not previously converted into a Non-Qualified Option pursuant to Subsection K hereunder) if such acceleration would violate the annual vesting limitation contained in Section 422A(d) of the Code, as described in Subsection B (ii) above.

          F.    Effect of Termination of Employment on ISOs.    If an ISO Grantee ceases to be employed by the Company or any Related Corporation other than by reason of death or disability (as such term is defined in Subsection G hereunder), any ISO granted to such Grantee within the six-month period immediately preceding such termination shall be canceled forthwith. With respect to any ISOs granted to such Grantee more than six (6) months prior to such termination, no further installments of such ISOs shall become exercisable and such ISOs shall terminate after the passage of sixty (60) days from the date of termination of employment, but in no event later than on their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to Subsection K hereunder. Leave of absence with the written approval of the Committee shall not be considered a termination of employment under the Plan, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the employee after the approved period of absence. Employment also shall be considered as continuing uninterrupted during any other bona fide leave of absence (such as those attributable to illness, military obligations or governmental service), provided that the period of such leave does not exceed ninety (90) days or, if longer, any period during which such Grantee's right to reemployment is guaranteed by statute. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company, or any Related Corporation, so long as the Grantee continues to be an employee of the Company or any Related Corporation.

          G.    Effect of Death or Disability on ISOs.    If a Grantee ceases to be employed by the Company or any Related Corporation by reason of his or her death, any ISO of his or hers may be exercised, to the extent of the number of shares with respect to which he or she could have exercised it on the date of death, by his or her estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, at any time prior to the earlier of the date specified in the ISO agreement, the ISO's specified expiration date or one (1) year from the death of the Grantee.

        If a Grantee ceases to be employed by the Company or any Related Corporation by reason of his or her disability, he or she shall have the right to exercise any ISO held by him or her on the date of termination of employment, to the extent of the number of shares with respect to which he or she could have exercised it on that date, at any time prior to the earlier of the date specified in the ISO agreement, the ISO's specified expiration date or one (1) year from the date of the termination of the Grantee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or successor statute.

          H.    Adjustments.    Any adjustment made pursuant to Subsections I LA or 11.13 with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 425 of the Code) or would cause any adverse consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments.

          I.    Notice to Company of Disqualifying Dispositions.    Each employee who receives an ISO must agree to notify the Company in writing immediately after the employee makes a "disqualifying disposition" of any Common Stock acquired pursuant to the exercise of an ISO. A "disqualifying disposition" is any disposition (including any sale) of such Common Stock before the later of (a) two (2) years after the date the employee was granted the ISO or (b) one (1) year after the date the employee acquired Common Stock by exercising the ISO. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

          J.    Other Requirements.    ISOs shall be issued subject to such additional requirements as may be imposed from time to time by the Committee or the Code and the regulations promulgated thereunder.

          K.    Conversion of ISOs into Non-Qualified Options, Termination of ISOs.    The Committee, at the written request of any Grantee, may in its discretion take such actions as may be necessary to convert such Grantee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Grantee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Options. At the time of such conversion, the Committee may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with the provisions of Section 5 or any other section of the Plan. Nothing in the Plan shall be deemed to give any Grantee the right to have such Grantee's ISOs converted into NonQualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action. The Committee, with the consent of the Grantee, also may terminate any portion of any ISO that has not been exercised at the time of such termination.

        5.    Non-Oualified Qptions.    The following provisions shall apply to Non-Qualified Options granted pursuant to the Plan.

          A.    Minimum Qption Price.    The price per share of each Non-Qualified Option shall be set at the discretion of the Committee.

          B.    Duration of Non-Qualified Qptions.    Each Non-Qualified Option shall expire on the date specified by the Committee, but not more than ten (10) years from the date of grant.

          C.    Effect of Termination of Employment.    If a Grantee ceases to be employed by, a consultant of or affiliated with the Company or any Related Corporation other than by reason of death or disability (as such term is defined in Subsection 4.G hereof), no further installments of such Grantee's Non-Qualified Options shall become exercisable and such Option shall terminate after the passage of sixty (60) days from the date of termination of employment, consulting relationship or affiliation, as the case may be, or within such other time as the Committee shall authorize, but in no event may the Grantee exercise his Non-Qualified Option after ten (10) years from the date of grant thereof (or such lesser period as may be specified in the Option agreement), except to the extent provided below. The provisions of Subsection 4.F hereof, concerning determining termination of employment, shall apply to this Subsection C. In addition, in the event a Grantee changes his or her relationship with or among the Company or any Related Corporation, but continues to be an employee, consultant or affiliate of the Company or any Related Corporation, then the Option previously granted shall continue in full force and effect, unless the Committee in its discretion elects to terminate or modify the Option in whole or in part.

          D.    Effect of Death or Disability.    If a Grantee ceases to be employed by, a consultant of or affiliated with the Company or any Related Corporation by reason of his or her death, any Non-Qualified Option of his or hers may be exercised, to the extent of the number of shares with respect to which he or she could have exercised it on the date of death, by his or her estate, personal representative or beneficiary who has acquired the Non-Qualified Option by will or by the laws of descent and distribution, at any time prior to the earlier of the date specified in the Option agreement, the Option's specified expiration date or one (1) year from the death of the Grantee.

        If a Grantee ceases to be employed by, a consultant of or affiliated with the Company or any Related Corporation by reason of his or her disability, he or she shall have the right to exercise any Option held by him or her on the date of such cessation, to the extent of the number of shares with respect to which he or she could have exercised it on that date, at any time prior to the earlier of the date specified in the Option agreement, the Option's specified expiration date or one (1) year from the date of such cessation.

        6.    Awards.    The following provisions shall apply to Awards awarded pursuant to the Plan.

          A.    Award.    Upon delivery to a Grantee of an Award agreement, the Grantee shall pay to the Company the par value of the shares of stock covered by the Award or such greater amount as the Committee shall determine. Upon payment by the Grantee, the Company shall issue a certificate in the name of the Grantee for the number of shares covered by the Award and deliver it to the Secretary of the Company (or other person designated by the Committee) to be held in escrow until such shares shall have vested in accordance with the Plan and the Award agreement. Upon termination of the Award, all of such shares that have not vested shall be forfeited and automatically transferred to and reacquired by the Company for a cash consideration per share equal to the amount originally paid by the Grantee pursuant to this subsection A.

          B.    Duration of Awards.    Each Award shall expire on the date specified by the Committee, but not more than ten (10) years from the date of grant.

          C.    Vesting.    Awards shall vest at such time or times and on such terms and conditions as the Committee may determine. Upon vesting, the Company shall cause the certificate representing such vested shares to be delivered to the Grantee.

          D.    Rights as Stockholder.    Commencing upon the date the Company receives the consideration required by subsection A hereunder, the Grantee shall have all the rights of a stockholder with respect to the shares covered by an Award, including the right to vote the shares and receive all dividends, or other distributions paid or made with respect to such shares. If a Grantee receives rights or warrants with respect to any shares covered by an Award such rights or warrants or any securities acquired by the exercise of such rights or warrants may be held, exercised, sold or otherwise disposed of by the Grantee free and clear of the restrictions and obligations provided in the Plan.

          E.    Effect of Termination of Employment.    If a Grantee ceases to be employed by, a consultant of or affiliated with the Company or any Related Corporation for any reason, including death or disability (as such term is defined in Subsection 4.G hereof), such Grantee's Awards shall terminate effective the date of termination of employment, consulting relationship or affiliation, as the case may be. The provisions of Subsection 41 hereof concerning determining termination of employment shall apply to this Subsection E. In addition, in the event a Grantee changes his or her relationship with or among the Company or any Related Corporation, but continues to be an employee, consultant or affiliate of the Company or any Related Corporation, then the Award previously granted shall continue in full force and effect, unless the Committee in its discretion elects to terminate or modify the Award in whole or in part.

        7.    Stock Appreciation Rights.    At the discretion of the Committee, Options granted under this Plan may be granted in tandem with SARs ("tandern SARs"), or SARs may be granted independently of and not in tandem with any Option ("naked SARs"). SARs will become exercisable at such time or times, and on such conditions, as the Committee may specify; the Committee may impose conditions upon the grant or exercise of any SAR, which conditions may include a condition that the SAR may be exercised only in accordance with rules and regulations adopted by the Committee from time to time. Such rules and regulations may govern the right to exercise the SAR granted prior to the adoption or amendment of such rules and regulations as well as SAR rights granted thereafter.

          A.    Tandem SARs.

              (i)  Any tandem SAR granted with an ISO may be granted only at the date of grant of such ISO. Any tandem SAR granted with a Non-Qualified Option may be granted either at or after the time such Option is granted. A tandem SAR is the right of a Grantee, without payment to the Company (except for applicable withholding taxes), to receive the excess of the fair market value (as defined in Subsection 4.B(iii)) per share on the date on which such SAR is exercised over the option price per share as provided in the relating underlying Option. A tandem SAR granted with an ISO may be exercised only when the fair market value (as defined in Subsection 4.B(iii)) per share of the Common Stock subject to the ISO exceeds the per share exercise price of the ISO. A tandem SAR granted with an Option shall pertain to, and be exercised only in conjunction with, the related underlying Option granted under this Plan and shall be exercisable and exercised only to the extent that the underlying Option is exercisable and exercised. The number of shares of Common Stock subject to such tandem SAR shall be equal to all or part of the shares subject to such Option as determined by the Committee. The tandem SAR shall become either fully or partially non-exercisable and shall then be fully or partially forfeited if the exercisable portion, or any part thereof, of the underlying Option is exercised without the SAR being concurrently exercised.

            (ii)  Subject to any restrictions or conditions imposed by the Committee, a tandem SAR may be exercised by the Grantee as to a number of shares of Common Stock under its related Option only upon the surrender of the then exercisable portion of the related Option covering a like number of shares of Common Stock. Upon the exercise of a tandem SAR and the surrender of the exercisable portion of the related Option, the Grantee shall be awarded cash, shares of Common Stock or a combination of shares and cash at the discretion of the Committee. The award shall have a total value equal to the product obtained by multiplying (1) the excess of the fair market value per share on the date on which such tandem SAR is exercised over the Option price per share by (2) the number of shares subject to the exercisable portion of the related Option so surrendered.

          B.    Naked SARs.

              (i)  A naked SAR may be granted irrespective of whether the recipient holds, is being granted or has been granted any options under any stock plan of the Company. A naked SAR may be granted irrespective of whether the recipient holds, is being granted or has been granted any tandem SARs. A naked SAR may be made exercisable without regard to the exercisability of any Option.

            (ii)  With respect to the exercise of any naked SAR, the term "Spread" as used in this Section 7 shall mean an amount equal to the product computed by multiplying (1) the excess of (A) the fair market value per share of Common Stock of the Company on the date such naked SAR is exercised over (B) the price designated by the Committee (the "Award Price") by (2) the number of shares with respect to which such naked SAR is being exercised.

            (iii)  If a Grantee ceases to be employed by, a consultant of or affiliated with the Company or any Related Corporation other than by reason of death or disability (as such term is defined in Subsection 4.G hereof), no further installments of such Grantee's SARs shall become exercisable and such SAR shall terminate after the passage of sixty (60) days from the date of termination of employment, consulting relationship or affiliation, as the case may be, but in no event later than on the specified expiration dates, except to the extent provided below. The provisions of Subsection 4.F hereof, concerning determining termination of employment, shall apply to this Subsection B. In addition, in the event a Grantee changes his or her relationship with or among the Company or any Related Corporation, but continues to be an employee, consultant or affiliate of the Company or any Related Corporation, then the SAR previously granted shall continue in full force and effect, unless the Committee in its discretion elects to terminate or modify the SAR in whole or in part.

            (iv)  If a Grantee ceases to be employed by, a consultant of or affiliated with the Company or any Related Corporation by reason of his or her death, any SAR of his or hers may be exercised, to the extent of the number of shares with respect to which he or she could have exercised it on the date of death, by his or her estate, personal representative or beneficiary who has acquired the SAR by will or by the laws of descent and distribution, at any time prior to the earlier of the date specified in the SAR agreement, the SAR's specified expiration date or one (1) year from the death of the Grantee.

        If a Grantee ceases to be employed by, a consultant of or affiliated with the Company or any Related Corporation by reason of his or her disability, he or she shall have the right to exercise any SAR held by him or her on the date of such cessation, to the extent of the number of shares with respect to which he or she could have exercised it on that date, at any time prior to the earlier of the date specified in the SAR agreement, the SAR's specified expiration date or one (1) year from the date of such cessation.

          C.    General Provisions.

              (i)  The Committee may specify that a SAR shall be exercisable for cash or shares, for a combination of cash or shares or in cash or shares at the holder's option. On the exercise of a SAR, the holder thereof, except as provided in subsections C (ii) and C (iii) below, shall be entitled to receive either:

              (a)  if the exercise is for shares, a number of shares equal to the quotient computed by dividing the Spread by the fair market value per share on the date of exercise of the SAR; provided, however, that in lieu of fractional shares, the Company shall pay cash equal to the same fraction of the fair market value per share on the date of exercise of the SAR; or

              (b)  if the exercise is for cash, an amount in cash equal to the Spread; or

              (c)  if the exercise is partly for cash and partly for shares, a combination of cash in the amount specified in such SAR holder's notice of exercise, and a number of shares calculated as provided in clause (a) of this Subsection (i), after reducing the Spread by such cash amount, plus cash in lieu of any fractional share as provided above.

            (ii)  Notwithstanding the provisions of Subsection C (i) above, the Committee shall have sole discretion to consent to or disapprove, in whole or in part, any permitted election or the right without election of a holder of a SAR to receive cash upon the exercise of a SAR ("Cash Election"). Such consent or disapproval may be given at any time after the Cash Election to which it relates. If the Committee shall disapprove a Cash Election, in lieu of paying the cash (or any portion thereof) specified in such Cash Election, the Committee shall determine the amount of cash, if any, to be paid pursuant to such Cash Election and shall issue a number of shares calculated as provided in clause (a) of Subsection C(i) above, after reducing the Spread by such cash to be paid plus cash in lieu of any fractional share.

            (iii)  SARs granted or to be granted to officers of the Company under the Plan shall be subject to the following additional provisions: (a) no SAR shall be exercised unless and until the Company has been subject to the reporting requirements of Section 13(a) of the 1934 Act for at least a year and has filed all reports and statements required to be filed pursuant to such Section for that year; (b) a Cash Election may be made only during the period beginning on the third business day following the date of release for publication of the quarterly and annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date; and (c) no Cash Election may be made (and no related Option exercised) during the six (6) months after grant, except in the event of the death or disability of the holder. The Company intends that this Subsection (iii) shall comply with the requirements of Rule 16b3. Should any provision of this Subsection (iii) be unnecessary to comply with the requirements of the said Rule 16b-3, the Board may amend this Plan to add to or modify the provisions of this Plan accordingly.

        8.    Phantom Stock.    The following provisions shall apply to Phantom Stock Units granted pursuant to the Plan.

          A.    Phantom Stock Units.    At the discretion of the Committee, performance awards in the form of Phantom Stock Units may be granted either independently of or in tandem with a Stock Right granted hereunder, to such extent as determined by the Committee, except that such Units shall not be granted in tandem with ISOs granted under the Plan. Units granted hereunder may be based on such factors as changes in the market price for shares of Common Stock of the Company, personal performance of the recipient of such Units or of his or her division or department, the performance of the Related Corporation by which he or she is employed, or any other factors or criteria set by the Committee.

          B.    Duration of Phantom Stock Unit.    Each Phantom Stock Unit shall expire on the date specified by the Committee, but not more than ten (10) years from the date of grant.

          C.    Effect of Termination of Employment.    If a Grantee ceases to be employed by, a consultant of or affiliated with the Company or any Related Corporation for any reason, including death or disability (as such term is defined in Subsection 4.G hereof), such Grantee's Phantom Stock Unit shall terminate effective the date of termination of employment, consulting relationship or affiliation, as the case may be. The provisions of Subsection 4.17 hereof concerning determining termination of employment shall apply to this Subsection C. In addition, in the event a Grantee changes his or her relationship with or among the Company or any Related Corporation, but continues to be an employee, consultant or affiliate of the Company or any Related Corporation, then the Phantom Stock Unit previously granted shall continue in full force and effect, unless the Committee in its discretion elects to terminate or modify the Unit in whole or in part.

        9.    Purchases.    The following provisions shall apply to the authorization to make Purchases granted pursuant to the Plan.

          A.    Purchase Grants.    Upon delivery to a Grantee of an authorization to make a Purchase, the Grantee shall pay to the Company the purchase price in the form and at the date specified by the Committee.

          B.    Duration of Authorization to Make Purchases.    Each authorization to make a Purchase shall expire on the date specified by the Committee.

          C.    Effect of Termination of Employment.    If a Grantee ceases to be employed by, a consultant of or affiliated with the Company or any Related Corporation for any reason, including death or disability (as such term is defined in Subsection 4.G hereof), such Grantee's authorization to make Purchases shall terminate effective the date of termination of employment, consulting relationship or affiliation, as the case may be. The provisions of Subsection 4.F hereof, concerning termination of employment, shall apply to this Subsection C. In addition, in the event a Grantee changes his or her relationship with or among the Company or any Related Corporation, but continues to be an employee, consultant or affiliate of the Company or any Related Corporation, then the authorization to make Purchases previously granted shall continue in full force and effect, unless the Committee in its discretion elects to terminate or modify the authorization to make Purchases in whole or in part.

        10.    Non-Employee Director Qptions.    The following provisions shall apply to Options granted to non-employee directors of the Company pursuant to the Plan.

          A.    Automatic Grants.    Non-Employee Director Options shall be automatically granted as follows:

              (i)  Each Director who is not an officer or full-time employee of the Company or a Related Corporation shall automatically receive an Option for 25,000 shares on the date such Director is initially appointed or elected a Director of the Company, vesting one-third on each of the first three anniversaries of the date of grant;

            (ii)  Upon full vesting of the Non-Employee Director Option granted pursuant to Subsection A(i) of this Section 10 or any previously granted Non-Employee Director Option granted pursuant to this Subsection A(ii), each Director who is not an officer or full-time employee of the Company or a Related Corporation will receive, on the first business date after the date of the annual meeting of stockholders of the Company at which such Director is reelected to the Board of Directors of the Company, an Option to purchase 10,000 shares, vesting one-third on each of the first three anniversaries of the date of grant.

          B.    Discretionary Grants.    In addition to the Non-Employee Director Options automatically granted pursuant to Subsection A of this Section 10, the Committee may grant Options at any time during the term of this Plan to any Director who is not an officer or full-time employee of the Company or a Related Corporation. Subject only to the applicable limitations set forth in this Plan and applicable law, the number of shares to be covered by an Option granted pursuant to this Subsection I O.B shall be as determined by the Committee. Each Option granted pursuant to this Subsection I O.B shall be evidenced by an Option agreement and shall contain such terms as are not inconsistent with this Plan or any applicable law.

          C.    Qption Price.    The exercise price per share for any Non-Employee Director Option granted hereunder shall be equal to the fair market value of the Common Stock on the date of grant.

          D.    Termination of Qption Period.    The unexercised portion of a Non-Employee Director Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

              (i)  with respect to Options granted automatically pursuant to Subsection I O.A or Options granted pursuant to Subsection 103, sixty (60) days after the date that a Grantee ceases to be a Director regardless of the reason therefor other than as a result of such termination by death of the Grantee, but in no event later than on the specified expiration dates of the Options; provided, however, in the event a Grantee continues to be an employee, consultant or affiliate of the Company or any Related Corporation, then the Non-Employee Director Options previously granted shall continue in full force and effect, unless the Committee in its discretion elects to terminate or modify the Options in whole or in part;

            (ii)  with respect to Options granted automatically pursuant to Section I O.A, (y) one (1) year after the date than a Grantee ceases to be a Director by reason of death or disability (as such term is defined in Subsection 4.G hereof) of the Grantee or (z) six (6) months after the Grantee shall die if that shall occur during the thirty-day period described in Subsection 10.1)(i), but in either event, not later than on the specified expiration dates of the Options; or

            (iii)  the seventh (7th) anniversary of the date of grant of the Non-Employee Director Option.

        11.    Adjustments.    Upon the happening of any of the following described events, a Grantee's rights with respect to Options granted hereunder and a Grantee's rights with respect to Common Stock to be acquired (or used for measurement purposes) pursuant to the exercise of SARs or Phantom Stock Units shall be adjusted as hereinafter provided, unless otherwise specifically provided, in addition or to the contrary, in the written agreement between the recipient and the Company relating to such Stock Right.

          A.    Certain Corporate Events.    In the event shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company or of another corporation, each Grantee of a Stock Right shall be entitled, subject to the conditions herein stated, to purchase (or have used for measurement purposes) such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock which such Grantee would have been entitled to purchase (or have used for measurement purposes) except for such action, and appropriate adjustments shall be made in the exercise or purchase price per share to reflect such subdivision, combination or exchange.

          B.    Stock Dividends.    In the event the Company shall issue any of its equity securities as a stock dividend upon or with respect to the shares of stock of the class which at the time shall be subject to a Stock Right hereunder, each Grantee upon exercising or vesting of a Stock Right shall be entitled to receive (for the exercise or purchase price paid, in the case of an exercise) (or have used for measurement purposes) the share or other consideration as to which he or she is exercising his or her Stock Right and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu fractional shares, or other consideration, as he or she would have received if he or she had been the holder of the shares as to which he or she is exercising or vesting (or which are used for measurement in connection with) his or her Stock Right at all times between the date of grant and of such Stock Right and the date of its exercise or vesting.

          C.    New Securities.    If any person or entity owning restricted Common Stock obtained pursuant to Stock Rights granted hereunder receives new or additional or different shares or securities ("New Securities") in connection with a corporate transaction described in Subsection A hereunder or a stock dividend described in Subsection B hereunder as a result of owning such restricted Common Stock, such New Securities shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such New Securities were issued.

          D.    Cash Securities.    No adjustments shall be made for dividends paid in cash or in property other than equity securities of the Company, unless specified to the contrary by the Committee in the instrument evidencing such Stock Right or specified to the contrary by the Board in the corporate resolutions declaring such dividend.

          E.    Fractional Shares.    No fractional shares shall be issued under the Plan. Any fractional shares which, but for this Subsection E, would have been issued to a Grantee pursuant to a Stock Right shall be deemed to have been issued and immediately sold to the Company for their fair market value, and the Grantee shall receive from the Company cash in lieu of such fractional shares.

          F.    Adjustments.    Upon the happening of any of the foregoing events described in Subsections A or B hereunder, the class and aggregate number of shares set forth in Section 3 hereof that are subject to Stock Rights that previously have been or subsequently may be granted, awarded or sold under the Plan also shall be appropriately adjusted to reflect the events described in such subsections. The Board shall determine the specific adjustments to be made under this Section 11, and subject to Subsection 4.H, its determination shall be conclusive.

          G.    No Restriction on Company Action.    Notwithstanding the foregoing, the existence of outstanding Stock Rights shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

        12.    Means of Exercising Stock Rights.    Options, SARs, Phantom Stock Units and Purchases shall be exercised or purchased, as the case may be, by the delivery of written notice to the Company setting forth the number of shares with respect to which the Stock Right is to be exercised or purchased and specifying the address to which the certificates for such shares are to be mailed, together with full payment of the exercise or purchase price of such shares and such other items as may be required pursuant to Section 14 hereof "Full payment" shall mean (i) the full exercise or purchase price in cash, certified check, bank draft or postal or express money order payable to the order of the Company; (ii) with prior written approval of, and pursuant to terms and conditions set forth by the Board, a promissory note in principal amount equal to all or a portion of the full exercise or purchase price in excess of the par value of the shares being acquired and the remainder of the full exercise or purchase price in cash, certified check, bank draft or postal or express money order payable to the order of the Company; or (iii) with prior written approval of the Committee, the full exercise or purchase price in previously acquired shares of Common Stock owned by the Grantee with an aggregate fair market value (as defined in Subsection 4.B(iii) hereof) equal to or less than the full exercise or purchase price and the remainder of the full exercise or purchase price, if any, in cash, certified check, bank draft or postal or express money order payable to the order of the Company, provided that shares so delivered shall be legally and beneficially owned by the Grantee, free of all liens, claims, and encumbrances of every kind, and accompanied by stock powers duly endorsed in blank by the record holder of the shares with, if required by the Committee, signature guaranteed by a commercial bank or trust company or a brokerage firm having a membership on a registered national stock exchange. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the Grantee certificates for the number of shares with respect to which such Stock Right has been so exercised or purchased, issued in the Grantee's name, provided that such delivery shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Grantee, at the address specified pursuant to this Section 12. The delivery of certificates upon the exercise of Stock Rights may, in the discretion of the Committee, be conditioned upon payment to the Company by the person exercising or purchasing such Stock Right of the amount, determined by the Company, of any liability of the Company resulting from such exercise, including, but not limited to, employment taxes required to be withheld.

        13.    Transferability of Stock Rights.    Except as otherwise provided in the Plan, no Stock Right granted or awarded under the Plan shall be transferable by a Grantee other than by (i) will or the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. No shares covered by an Award shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this section shall prevent transfers by will or by the applicable laws of descent and distribution.

        14.    Requirements of Law.

          A.    The Company shall not be required to sell or issue any shares pursuant to any Stock Right if the issuance of such shares shall constitute a violation by the Grantee or the Company of any provisions of any law or regulation of any governmental authority. If a registration statement under the Securities Act of 1933, as amended, and any applicable state securities or Blue Sky laws (the "Securities Laws") is not in effect with respect to the shares of Common Stock issuable pursuant to any Stock Right, the Company may require the Grantee to make certain representations and may require an opinion of counsel satisfactory to the Company to the effect that such registration is not required. Any determination in this connection by the Committee shall be final, binding and conclusive.

          B.    Upon exercise, award or purchase of any Stock Right, the Company shall not be required to issue such shares unless the Committee has received evidence satisfactory to it to the effect that the holder of such Stock Right will not transfer such shares except pursuant to a registration statement in effect under the Securities Laws or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that such registration is not required. Any determination in this connection by the Committee shall be final, binding and conclusive.

          C.    In the event the shares issuable on exercise, award or purchase of a Stock Right are not registered under the Securities Laws, the Company may imprint the following legend or any other legend that counsel for the Company considers necessary or advisable to comply with the Securities Laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT'), OR THE APPLICABLE STATE SECURITIES LAWS AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE 1933 ACT. THE SECURMIES MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144, IN THE ABSENCE OF EFFECTIVE REGISTRATION UNDER THE 1933 ACT OR OTHER COMPLIANCE UNDER THE 1933 ACT AND APPLICABLE STATE SECURITY LAWS.

          D.    The restriction imposed by this Section 14 shall remain in effect after the end of any vesting period and after the termination of the Plan.

          E.    The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Laws, and in the event any shares are so registered, the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action in order to cause the exercise, award or sale of a Stock Right, or the issuance of shares pursuant thereto, to comply with any law or regulation of any governmental authority.

        15.    Termination, Amendment.    The Board may terminate or amend the Plan in any respect at any time, except that no amendment requiring stockholder approval under provisions of the Code and related regulations relating to ISOs or under Rule 16b-3 will be effective without stockholder approval as required and within the times set by such rules.

        16.    Allocation of Funds.    The proceeds received by the Company from the sale of shares pursuant to Stock Rights authorized under the Plan shall be used for general corporate purposes.

        17.    Indemnification of Committee.    The Company shall indemnify each present and future member of the Committee against, and each member of the Committee shall be entitled without further act on his or her part to indemnity from the Company for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company) reasonably incurred by him or her in connection with or arising out of any action, suit or proceeding in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Committee (i) in respect of matters as to which he or she shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his or her duty as such member of the Committee or (ii) in respect of any matter in which any settlement is effected, to an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Committee unless, within sixty (60) days after institution of any such action, suit or proceeding, he or she shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Committee and shall be in addition to all other rights to which such member of the Committee may be entitled as a matter of law, contract or otherwise.

        18.    Withholding of Additional Income Taxes.    Upon the sale of Common Stock pursuant to a Non-Qualified Option, SAR or Purchase for less than its fair market value, the making of a Disqualifying Disposition (as defined in Subsection 4.1), the payment of a performance award pursuant to a Phantom Stock Unit, or the vesting of restricted Common Stock acquired pursuant to an Award, the Company, in accordance with Section 3402(a) of the Code, may require the Grantee to pay additional withholding taxes in respect of the amount that is considered compensation includable in such person's gross income.

        19.    Governing Law, Construction.    The validity and construction of the Plan, and the instruments evidencing Stock Rights, shall be governed by the laws of the State of Texas. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

        20.    No Rights as Stockholder.    No Grantee shall have rights as a stockholder with respect to shares covered by his or her Option, SAR or Phantom Stock Unit until the date of issuance of a stock certificate for such shares; no adjustment for dividends (other than stock dividends under Section 11) or otherwise shall be made if the record date therefor is prior to the date of issuance of such certificate.

        21.    Employment Obligations.    The granting of any Stock Rights shall not impose upon the Company any obligation to employ or continue to employ any Grantee, and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that a Stock Right has been granted to him or her.

        22.    Written Agreements.    Stock Rights shall be evidenced by instruments, (which need not be identical), in such forms as the Committee may from time to time approve. Such instruments shall conform to such terms, conditions and provisions as are applicable hereunder and may contain such other terms, conditions and provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise, award or sale of Stock Rights. A Stock Right may provide for acceleration of exercise in the event of a change in control of the Company, in the discretion of and as defined by the Committee. The Committee may from time to time confer authority and responsibility on one or more of its own members or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

        23.    Term of the Plan.    This Plan was adopted by the Board on October 4, 1993, and was approved by the holders of a majority of the outstanding shares of the Company on November 12, 1993 (the "Effective Date") and shall terminate ten (10) years after the Effective Date.

QuickLinks

SHARPS COMPLIANCE CORP. 1993 STOCK PLAN (As Amended Through 4/23/01)